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                                                                    Exhibit 2.10

                                 TRAITE D'APPORT




ENTRE:

                  SOFIEE, societe anonyme au capital de 276.977.250 euros, ayant son siege social 42, avenue de Friedland, 75008 Paris, immatriculee au registre du commerce et des societes de Paris sous le numero 343 134 763, representee par Jean-Marie Messier, son President,

                                            (ci-apres denommee "Vivendi
                                            Universal" ou l"Apporteur")
ET:

                  FINATOP, societe anonyme au capital de 250.000 francs, ayant son siege social 85, quai Andre Citroen, 75015 Paris, immatriculee au registre du commerce et des societes de Paris sous le numero 420 624 777, representee par Monsieur Pierre Lescure, son President,

                                            (ci-apres denommee "Groupe Canal+"
                                            ou le "Beneficiaire")

IL A ETE PREALABLEMENT EXPOSE CE QUI SUIT:


         1. L'operation d'apport (l'"Apport") decrite au present Traite d'Apport (le "Traite d'Apport") s'inscrit dans le cadre du rapprochement (le "Rapprochement") entre les societes francaises Canal+ S.A. et Vivendi et la societe de droit canadien The Seagram Company Limited ("Seagram"), visant a regrouper les activites des trois societes dans les domaines de la television payante, du cinema, de la musique, de l'edition, de l'Internet et des telecommunications. Les principales societes francaises parties au Rapprochement sont decrites dans le present preambule.

         2. Canal+ S.A. ("Canal+ S.A.") est une societe anonyme au capital de 94.586.271,75 Euros, ayant son siege social 85, quai Andre Citroen, 75015 Paris, immatriculee au Registre du Commerce et des Societes de Paris sous le numero 329 211 734, exploitant depuis sa creation la chaine a peage "premium" francaise "Canal+" (la "Chaine").

                  Elle beneficie a ce titre d'une autorisation de diffusion par voie hertzienne terrestre (collectivement avec ses eventuels renouvellements, la "Convention CSA") du Conseil superieur de l'audiovisuel (le "CSA") conformement aux dispositions de la loi du 30 septembre 1986 relative a la liberte de la communication (telle qu'amendee, la "Loi Audiovisuelle").
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                  Canal+ S.A. detient par ailleurs actuellement des
participations dans des chaines a peage etrangeres, ainsi que dans diverses entreprises liees a la television payante, a la production et a la distribution cinematographiques et a la technologie, et exerce des fonctions de holding du groupe forme par l'ensemble des ces entreprises.

                  Dans le cadre du projet de Rapprochement, Canal+ S.A. s'est engagee a ce que soient apportes a Groupe Canal+, a l'issue d'une serie d'apports partiels d'actifs soumis au regime des scissions, l'ensemble de ses actifs et passifs, a l'exclusion toutefois des actifs et passifs afferents a l'edition et a la diffusion de la Chaine et de la propriete de sa base d'abonnes, qui demeureront loges au sein de Canal+ S.A.

         3. Canal+ S.A. est une societe dont les actions sont admises au Premier Marche de ParisBourse (SBF) S.A., ayant pour principal actionnaire le groupe Vivendi. A la date des presentes, la participation detenue directement ou indirectement dans Canal+ S.A. par la societe Vivendi S.A. est composee de
61.412.004 actions (la "Participation"), representant environ 49% du capital et des droits de vote de Canal+ S.A.

                  Il est envisage que l'integralite de la Participation soit detenue par Vivendi Universal a la Date de Realisation, par suite d'un apport realise par Vivendi a Vivendi Universal de cette participation.

         4. Dans ce contexte, et conformement aux engagements pris par Vivendi S.A. envers le Conseil superieur de l'audiovisuel aux termes de la Charte rendue publique le 5 juillet 2000, le present Traite d'Apport porte sur l'apport par Vivendi Universal a Groupe Canal+ de la Participation.

                  Il vise a garantir la continuite du contenu editorial de la Chaine, la qualite des prestations fournies par celle-ci aux abonnes ainsi que l'independance de la ligne editoriale de Canal+ S.A. et du management de cette derniere, dans le respect des principes de gouvernement d'entreprise actuellement en vigueur au sein de Canal+ S.A.

                  La prise d'effet de l'Apport sera subordonnee a la realisation des conditions suspensives prevues aux presentes et notamment de la fusion-absorption de Vivendi S.A. par Vivendi Universal et interviendra de maniere concomitante avec les autres operations impliquees par le Rapprochement et devant intervenir a la Date de Realisation, etant toutefois precise que le present Apport sera repute realise en dernier.

         5. Sofiee est une societe anonyme au capital de 276.977.250 euros, ayant son siege social 42, avenue de Friedland, 75008 Paris, immatriculee au Registre du Commerce et des Societes de Paris sous le numero 343 134 763 ("Vivendi-Universal" correspond a la future denomination sociale de la societe Sofiee a l'issue du Rapprochement, Vivendi Universal devant etre la societe absorbante de Vivendi S.A. et l'acquereur de la societe Seagram); a la date des presentes, Vivendi Universal est une societe holding dont le capital est integralement detenu par Vivendi S.A.

         6. Groupe Canal+ a ete creee sous la forme de societe anonyme et a ete immatriculee le 27 octobre 1998 au Registre du Commerce et des Societes de Paris sous le numero 420 624 777 pour une duree de quatre-vingt-dix-neuf (99) ans.

                  Son exercice social expire le 31 decembre de chaque annee.


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                  Son capital social s'eleve a 250.000 francs et est divise en
2.500 actions ordinaires de 100 francs chacune de valeur nominale, integralement liberees. Il sera propose a l'assemblee generale des actionnaires de Groupe Canal+ que, prealablement au Rapprochement, le capital de Groupe Canal+ soit converti en euros (avec un arrondi) et qu'une division du nominal des actions intervienne, portant ainsi le capital social a trente sept mille cinq cents (37.500) euros, divise en trente sept mille cinq cents (37.500) actions d'un (1) euro de nominal, sous condition suspensive de l'augmentation de capital resultant de l'apport devant etre realise par SIG 40 en faveur de Groupe Canal+.

                  SIG 40 s'est en effet engagee a apporter a Groupe Canal+ l'ensemble des actifs et passifs apportes par Canal+ S.A. (a l'exception (i) d'une participation de 50% dans le capital de Vivendi Net et de 100 % dans le capital de CanalNumedia, (ii) des Obligations Indexees emises par Canal+ S.A. et decrites a l'Annexe C ainsi que du contrat de SWAP de taux d'interet attache aux Obligations Indexees, (iii) du droit de recevoir les actions SIG 40 (puis Vivendi Universal) devant etre emises a raison des actions Canal+ detenues et conservees par l'Apporteur et (iv), sous reserve des consentements le cas echeant requis, le droit d'acheter, au titre des Promesses visees au paragraphe
3.2.1 ci-dessous, les actions Vivendi Universal correspondantes pour 39/40eme du prix d'exercice). A l'issue de cet apport, le capital de Groupe Canal+ s'elevera a quatre-vingt seize millions (96.000.000) d'euros et sera compose de quatre-vingt seize millions d'actions d'une valeur nominale d'un (1) euro chacune.

                  Les actions de Groupe Canal+ sont toutes de meme categorie. Groupe Canal+ n'a emis aucune obligation, titre participatif, certificat d'investissement ou part beneficiaire.

                  Groupe Canal+ n'a a ce jour aucune activite specifique.

         7. A la date des presentes, Vivendi Universal ne detient aucune participation dans le capital de Groupe Canal+. Cependant, a la date des presentes, Canal+ S.A. detient indirectement 100% du capital de Groupe Canal+ d'une part, et Vivendi Universal detient directement environ 34% du capital de Canal+ S.A. (et de concert avec Vivendi S.A., environ 49% du capital de Canal+ S.A.). En outre, en cas de realisation des conditions suspensives stipulees a l'article 6 des presentes, Vivendi Universal detiendra a la Date de Realisation 100% des actions composant le capital social de Groupe Canal+.

         8. Les principales autres societes francaises concernees par le Rapprochement sont:

               - Vivendi, societe anonyme au capital de 3.330.122.119,50 euros, ayant son siege social 42, avenue de Friedland, 75008 Paris, immatriculee au Registre du Commerce et des Societes de Paris sous le numero 780 129 961 ("Vivendi"); Vivendi a pour objet, a titre direct ou indirect, l'exercice de toutes activites de communication (notamment l'Internet, le multimedia, l'audiovisuel, l'image, la publicite, la presse, l'edition et les telecommunications) ainsi que de toutes activites se rapportant a l'environnement (notamment a l'eau, l'assainissement, l'energie, les transports, la proprete); a la date des presentes, Vivendi detient une participation d'environ 49% dans le capital de Canal+ S.A. (dont une participation de 15% detenue directement); Messieurs Jean-Marie Messier et Eric Licoys, respectivement President du conseil d'administration et administrateur de Vivendi, sont egalement administrateurs de Canal+ S.A.


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CECI ETANT PRECISE, IL A ETE CONVENU DE CE QUI SUIT:



                                    ARTICLE 1
                          MOTIFS ET BUTS DE L'OPERATION

                  L'Apport s'inscrit dans le cadre des engagements pris par Vivendi a l'egard du Conseil superieur de l'audiovisuel tels que reproduits dans la Charte rendue publique le 5 juillet 2000.

                  Il vise a garantir la continuite du contenu editorial de la Chaine, la qualite des prestations fournies par celle-ci aux abonnes ainsi que l'independance de la ligne editoriale de Canal+ S.A. et du management de cette derniere, dans le respect des principes de gouvernement d'entreprise actuellement en vigueur au sein de Canal+ S.A.

                  La signature du present Traite d'Apport a ete approuvee par les conseils d'administration de Vivendi Universal le 2 octobre 2000 et de Groupe Canal+ le 28 septembre 2000.



                                    ARTICLE 2
                      EVALUATION ET DESIGNATION DE L'APPORT

                  2.1      EVALUATION

                  L'Apport a ete evalue par les parties a sa valeur nette comptable dans les comptes de Vivendi Universal au 31 decembre 1999, retraitee des effets de la realisation de (i) l'apport partiel d'actifs de Vivendi en faveur de Vivendi Universal et de la fusion de ces deux societes avec effet retroactif au 1er janvier 2000 et (ii) l'apport partiel d'actifs soumis au regime juridique des scissions devant etre effectue par Canal+ S.A. en faveur de SIG 40 et de la distribution des actions SIG 40 effectuee dans ce cadre, ces operations devant intervenir avant la realisation de l'Apport objet des presentes.

                  Conformement aux dispositions de l'article 115-2 2(degree) du Code General des Impots, la valeur comptable des titres Canal+ S.A. detenus par Vivendi Universal sera reduite a concurrence du produit de la valeur comptable des titres Canal+ S.A. et du rapport existant entre la valeur reelle des titres SIG 40 et celle des titres Canal+ S.A. Il a ainsi ete estime que la valeur de l'action SIG 40 apres distribution etait egale a 97,50% (soit 39/40eme) de la valeur de l'action Canal+ avant la distribution et que la valeur de l'action Canal+ apres distribution etait egale a 2,50% (soit 1/40eme) de la valeur de l'action Canal+ avant distribution.

                  Les actions Canal+ S.A. composant la Participation (les "Actions Apportees") sont en consequence apportees dans le cadre des presentes pour une valeur ainsi reduite.

                  2.2      DESIGNATION - VALEUR NETTE DE L'APPORT

                  Sous reserve de la realisation des conditions suspensives stipulees a l'article 6 ci-apres, l'Apporteur apporte au Beneficiaire, qui accepte, sous les conditions ordinaires de


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fait et de droit et sous les conditions stipulees aux presentes, les Actions
Apportees, d'une valeur nominale de 0,75 euro chacune, representant environ 49% du capital et des droits de vote de Canal+.

                           2.2.2    Valeur nette de l'apport

                  La valeur nette de l'apport par Vivendi Universal a Groupe Canal+ de la Participation s'eleve a soixante deux millions neuf cent soixante deux mille quatre cent quatre-vingt dix sept (62.962.497) euros.


                  2.3      MODALITES DE L'APPORT

                  Groupe Canal+ aura la propriete et la jouissance des actions Canal+ apportees a compter du jour ou ces apports seront devenus definitifs, par suite de la realisation et/ou de la renonciation aux conditions suspensives stipulees a l'article 6 ci-apres (ou la renonciation a leur benefice, en tout ou en partie, avec effet a la Date de Realisation.


                                    ARTICLE 3
                            REMUNERATION DE L'APPORT

                  En contrepartie de l'apport de la Participation a Groupe Canal+ et a titre de complet paiement, le Beneficiaire augmentera son capital d'un montant de quatre-vingt seize millions (96.000.000) d'euros a cent millions (100.000.000) d'euros, par creation de quatre millions (4.000.000) d'actions nouvelles d'une valeur nominale de un (1) euro chacune, entierement liberees, emises en faveur de l'Apporteur.

                  La difference entre la Valeur Nette Comptable des Apports et le montant nominal de cette augmentation de capital, cinquante huit millions neuf cent soixante deux mille quatre cent quatre-vingt dix sept (58.962.497) euros sera comptabilisee dans un compte de prime d'apport.

                  Lesdites actions seront entierement assimilees aux actions composant actuellement le capital du Beneficiaire. Elles donneront droit a la distribution de tout dividende decidee posterieurement a leur emission.

                                    ARTICLE 4
                   DECLARATIONS ET ENGAGEMENTS DE L'APPORTEUR

                  4.1    L'Apporteur declare et garantit par les presentes au
                         Beneficiaire:

                  (i) qu'il n'a jamais ete et qu'il n'est pas soumis a une procedure de liquidation ou de redressement judiciaire ou a un concordat et qu'il n'est pas en cessation de paiement;

                  (ii) que les Actions Apportees ne font l'objet d'aucune inscription de privilege, nantissement ou autre surete ou autre garantie de quelque sorte que ce soit au profit d'un tiers quel qu'il soit, d'aucune option, promesses de vente ou autres restrictions et pourront, par consequent, etre librement apportees.


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                                    ARTICLE 5
                            REGIME FISCAL DE L'APPORT

                 Le Beneficiaire et l'Apporteur declarent que :

    - l'Apporteur et le Beneficiaire sont des societes anonymes ayant leur siege social en France, relevant du statut fiscal des societes de capitaux et comme telles passibles de l'impot sur les societes;

    - l'apport des Actions Apportees par l'Apporteur sera remunere par l'attribution de droits representatifs du capital du Beneficiaire ou fera l'objet d'un reglement sous une autre forme dans la limite de 10% de la valeur nominale des droits attribues, au sens de l'article 301 F de l'annexe II du Code General des Impots;

    - l'Apporteur et le Beneficiaire entendent placer l'operation d'apport partiel d'actif sous le regime fiscal de faveur des fusions, edicte, sur renvoi de l'article 210-B, par l'article 210-A du Code General des Impots en matiere d'impot sur les societes et, sur renvoi des articles 817 et 817 A du Code general des Impots par l'article 816 du Code General des Impots en matiere de droits d'enregistrement;

    - les titres apportes representent au moins 30% du capital de la societe dont les titres sont apportes et ces memes titres sont inscrits au Premier Marche de ParisBourseSBF S.A., l'apport des titres Canal+ pourrait donc etre dispense de la procedure d'agrement. Toutefois, cette operation d'apport s'inscrit dans une succession d'operations constituant une operation unique de Rapprochement, laquelle a ete presentee aux autorites fiscales a fin d'agrement. L'Apporteur et le Beneficiaire s'engagent en consequence et en tant que de besoin, a respecter tout engagement mis a leur charge dans le cadre de l'agrement qui sera delivre et notamment pour l'Apporteur, un engagement de conservation pendant 3 ans des titres recus en remuneration de son apport.

    - l'apport des actifs et des passifs etant realise a la valeur nette comptable, les engagements grevant les titres representatifs des apports porteront sur un nombre de titres identique a celui qui aurait resulte d'un apport a la valeur reelle;

    - en consequence, les options et engagements relatifs a la presente convention s'etablissent ainsi qu'il suit:

                  5.1      DROITS D'ENREGISTREMENT

                  La formalite de l'enregistrement sera effectuee au droit fixe de 1.500 Francs, en application des dispositions des articles 816-I-1(degree), 817 et 817 A du Code General des Impots.

                  5.2      IMPOT SUR LES SOCIETES

                  Pour assurer a l'apport partiel d'actif le benefice des articles 210 A et 210 B du Code General des Impots, le Beneficiaire s'engage a respecter l'ensemble des dispositions et prescriptions des articles 210 A et 210 B et notamment:


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                  (i)      calculer les plus-values realises ulterieurement a
                           l'occasion de la cession des Actions Apportees d'apres la valeur que ces titres avaient du point de vue fiscal dans les ecritures de l'Apporteur (telle que retraitee a l'issue de la distribution des actions SIG 40 visee a l'article 2.1 du Traite d'Apport);

                  (ii) inscrire a son bilan les Actions Apportees pour la valeur que ces titres avaient du point de vue fiscal dans les ecritures de l'Apporteur (telle que retraitee a l'issue de la distribution des actions SIG 40 visee a l'article 2.1 du Traite d'Apport);

                  (iii) se substituer a l'Apporteur dans l'engagement de conservation pendant deux ans qu'il a souscrit a raison des titres apportes qu'il a acquis depuis moins de deux ans, afin de preserver l'application du regime des societes-meres prevu par les articles 145 et 216 du Code General des Impots aux dividendes recus de ces participations.

                  L'Apporteur et le Beneficiaire s'engagent en outre a joindre a leur declaration de resultat un etat conforme au modele fourni par l'administration faisant apparaitre les renseignements necessaires au calcul du resultat imposable de la cession ulterieure des titres apportes, conformement a l'article 54 septies I et a l'article 38 quindecies de l'annexe III, du Code General des Impots.

                  Le Beneficiaire inscrira les plus-values degagees sur les elements d'actif non amortissables compris dans l'apport partiel d'actif, et dont l'imposition a ete reportee, dans le registre prevu a l'article 54 septies II du Code General des Impots.

                                    ARTICLE 6
                             CONDITIONS SUSPENSIVES

                  La realisation de l'Apport est subordonnee aux conditions suspensives suivantes:

                  (a) l'approbation par une assemblee generale extraordinaire des actionnaires de Groupe Canal+ de l'ensemble des dispositions du present Traite d'Apport et de ses Annexes, de l'augmentation du capital en remuneration des apports et de l'attribution des actions nouvelles a l'Apporteur;

                  (b) la realisation de l'apport devant etre effectue par Canal+ en faveur de SIG 40 et de celui devant etre realise par SIG 40 en faveur de Groupe Canal+, ainsi que la distribution des actions SIG 40 aux actionnaires de Canal+;

                  (c) la realisation de la fusion entre SIG 40 et Vivendi Universal;

                  (d) l'approbation de la fusion entre Vivendi S.A. et Vivendi Universal par les assemblees generales extraordinaires des actionnaires de Vivendi et de Vivendi Universal (la realisation de ladite fusion etant reputee intervenir prealablement aux apports devant etre effectues par Canal + S.A. dans le cadre du Rapprochement);


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                  (e)      l'homologation (Final Order) par un tribunal canadien
                           competent du Plan of Arrangement relatif a l'acquisition de Seagram par une ou plusieurs filiales (directes ou indirectes) de Vivendi S.A., approuve a la majorite des deux tiers, par l'assemblee generale des actionnaires de Seagram;

                  (f) l'obtention de l'autorisation du Rapprochement par la Commission europeenne au titre du Reglement 4064/89 du Conseil relatif au controle des concentrations.

                  Si les conditions susvisees n'ont pas ete remplies au 31 decembre 2000, le present Traite d'Apport sera considere comme nul et de nul effet, sauf si les parties conviennent de le proroger.

                  Il est precise qu'en cas de realisation des conditions suspensives susvisees, l'Apport sera realise de maniere concomitante aux autres operations impliquees par le Rapprochement et uniquement en cas de realisation du Rapprochement. Il est precise que les Parties pourront decider de renoncer a l'une ou plusieurs des conditions suspensives susvisees dans la mesure ou elles ne sont pas legalement requises.

                                    ARTICLE 7
                                     DIVERS

                  7.1      FORMALITES

                  Le present Traite sera depose au greffe du Tribunal de Commerce de Paris. Il fera l'objet de publications conformement au code de commerce.

                  L'Apporteur obtiendra mainlevee des nantissements ou privileges s'il s'en revelait.

                  7.2      FRAIS

                  Les droits d'enregistrement, frais et honoraires relatifs au present Traite ou a son execution seront acquittes par le Beneficiaire qui s'y oblige.

                  7.3      ELECTION DE DOMICILE

                  Pour l'execution des presentes et des actes ou proces-verbaux qui en seront la suite ou la consequence, les parties font respectivement election de domicile en leurs sieges respectifs.

                  7.4      POUVOIRS

                  Tous pouvoirs sont donnes au porteur d'un original, d'une copie ou d'un extrait des presentes pour effectuer tous depots, mentions ou publications, selon le cas, et notamment depot au greffe du Tribunal de Commerce de Paris.

                  7.5      LOI APPLICABLE

                  Le present traite est soumis a la loi francaise.


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                  Fait a Paris,
                  Le      octobre 2000,
                  En neuf exemplaires originaux, dont sept pour les depots legaux et un pour chaque partie.


SOFIEE                                         Groupe Canal+


---------------------------------              ---------------------------------
Par:  Monsieur Jean-Marie Messier              Par:  Monsieur Pierre Lescure


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